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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. _____)*

                              Neurogen Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.025 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     64124E
        -----------------------------------------------------------------
                                 (CUSIP Number)

                                January 13, 2004
        -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ] Rule 13d-1(b)

                      [X] Rule 13d-1(c)

                      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 64124E                      13G                      PAGE 2 OF 7 PAGES
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1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Merck & Co., Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (A) [ ]
                                                                        (B) [ ]
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3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

             New Jersey
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    NUMBER OF         5    SOLE VOTING POWER

     SHARES                         1,783,252
                      ----------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY                        0
                      ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

    REPORTING                       1,783,252
                      ----------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,783,252
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.0%
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12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO
--------------------------------------------------------------------------------
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CUSIP NO. 64124E                      13G                      PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             Merck Sharp & Dohme, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)  (A) [ ]
                                                                         (B) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

             England
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                1,783,252
                      ----------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               0
                      ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

    REPORTING              1,783,252
                      ----------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,783,252
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             9.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO
--------------------------------------------------------------------------------
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                                                               Page 4 of 7 Pages

ITEM 1.(A)  NAME OF ISSUER

Neurogen Corporation

ITEM 1.(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

35 Northeast Industrial Road
Branford, Connecticut 06405

ITEM 2. (A) NAME OF PERSON FILING

This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

(i)      Merck & Co., Inc.
(ii)     Merck Sharp & Dohme, Ltd. ("MSD")

ITEM 2. (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, New Jersey 08889-0100

Merck Sharp & Dohme, Ltd.
Hertford Road, Hoddesdon
Herts., England EN11 9BU

ITEM 2. (C) CITIZENSHIP

See Item 4 of the attached cover pages.

ITEM 2. (D) TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.025 per share.

ITEM 2. (E) CUSIP NUMBER.

64124E

ITEM 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).
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                                                               Page 5 of 7 Pages

ITEM 4.     OWNERSHIP.

(a)   Amount beneficially owned:

      See Item 9 of the attached cover pages.

(b)   Percent of class:

      See Item 11 of the attached cover pages.

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote:

            See Item 5 of the attached cover pages.

      (ii)  Shared power to vote or to direct the vote:

            See Item 6 of the attached cover pages.

      (iii) Sole power to dispose or to direct the disposition:

            See Item 7 of the attached cover pages.

      (iv)  Shared power to dispose or to direct the disposition:

            See Item 8 of the attached cover pages.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.
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                                                               Page 6 of 7 Pages

ITEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 22, 2004

                                        MERCK & CO., Inc.

                                        By: /s/    Celia A. Colbert
                                           -------------------------------------
                                            Name:  Celia A. Colbert
                                            Title: Vice President, Secretary and
                                                   Assistant General Counsel

                                        MERCK SHARP & DOHME, LTD.

                                        By: /s/    Marc C. Dalby
                                           ---------------------
                                            Name:  Marc C. Dalby
                                            Title: Secretary